                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                 SYNETIC, INC.
             -----------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                 SYNETIC, INC.
             -----------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2) .

[_] $500 per each party of the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11:

        ------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------


[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------

    (3) Filing Party:

        ------------------------------------------------------

    (4) Date Filed:

        ------------------------------------------------------

                                 SYNETIC, INC.
                                669 RIVER DRIVE
                      ELMWOOD PARK, NEW JERSEY 07407-1361

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 17, 1995

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Synetic, Inc. (the "Company") will be held at 9:30 A.M., local time, on Wednesday, May 17, 1995, at the Peninsula Hotel, 700 Fifth Avenue (at 55th Street), La Grande Salle, New York, New York 10019, for the following purposes:

  1. To elect four members to the Company's Board of Directors.

  2. To consider and vote upon a proposal to ratify and approve the grant, on December 7, 1994, of options (the "December 1994 Options") to acquire an aggregate of 830,000 shares of the common stock of the Company, $.01 par value (the "Common Stock"), to certain officers of the Company.

  3. To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending June 30, 1995.

  4. To consider and transact such other business as may properly be brought before the Meeting or any adjournment thereof.

  Only stockholders of record at the close of business on March 30, 1995 will be entitled to vote at the Meeting. The stock transfer books will not be closed.

                                          By Order of the Board of Directors

                                          David J. Schlanger
                                          Secretary

Elmwood Park, New Jersey
April 18, 1995

                               ----------------

  A proxy card and the Annual Report of the Company for the fiscal year ended
                          June 30, 1994 are enclosed.


                             YOUR VOTE IS IMPORTANT

   To ensure that your interests will be represented at the Meeting, whether or not you plan to attend the Meeting, please complete, date, sign, and mail your proxy promptly in the enclosed postage-paid envelope. Stockholders who attend the Meeting in person may revoke their proxies and vote in person if they desire.

                                 SYNETIC, INC.
                                669 RIVER DRIVE
                      ELMWOOD PARK, NEW JERSEY 07407-1361

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 17, 1995

                             ---------------------

  This Proxy Statement and the enclosed form of proxy are furnished to stockholders of Synetic, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company from holders of outstanding shares of its common stock, par value $.01 per share ("Common Stock") for use at the Annual Meeting of Stockholders (the "Meeting"), to be held on Wednesday, May 17, 1995, and at any adjournment or postponement thereof. The approximate date on which this Proxy Statement and the related form of proxy are first being sent to stockholders is April 18, 1995.

  If the enclosed proxy is properly signed and returned, and if the stockholder specifies a choice on the proxy, the shares of Common Stock represented by the proxy will be voted (or withheld from voting) in accordance with the stockholder's choice. If the proxy is signed and returned but no specification is made, the proxy will be voted FOR the election of each of the nominees for director listed below (allocating that stockholder's votes evenly among these four nominees), FOR the proposal to ratify the appointment of independent auditors, and FOR the proposal to ratify and approve the grant, on December 7, 1994, of options (the "December 1994 Options") to acquire an aggregate of 830,000 shares of Common Stock, to certain officers of the Company.

  The Board of Directors of the Company knows of no business that will be presented for consideration at the Meeting other than the matters described in this Proxy Statement. If any other matters are presented at the Meeting, the proxy holders will vote the proxies in accordance with their judgment.

  Any proxy may be revoked by the stockholder giving it, at any time prior to its being voted, by filing with the Secretary of the Company at its address set forth above, a notice of revocation or a duly executed proxy bearing a later date. Any proxy may also be revoked by the stockholder's attendance at the Meeting and voting in person. A notice of revocation need not be on any specific form.

  This solicitation is being made on behalf of the Board of Directors of the Company and its cost (including preparing and mailing of the notice, this Proxy Statement and the form of proxy) will be paid by the Company. The Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy material to their principals and will reimburse them for their reasonable expenses in so doing. To the extent necessary in order to ensure sufficient representation at the Meeting, officers and regular employees of the Company may solicit the return of proxies by mail, telephone, telegram, telex and personal interview. No compensation in addition to regular salary and benefits will be paid to any officer or regular employee for such solicitation. In addition, the Company has retained Georgeson & Company to assist in the solicitation of proxies from beneficial owners of shares held of record by brokerage houses, banks and other custodians, nominees or fiduciaries, at a cost not to exceed $8,000 plus reasonable out-of-pocket expenses.

  All information in this Proxy Statement with respect to the Common Stock reflects a two-share-for-one-share split of the Common Stock in February 1993.

                              RECENT DEVELOPMENTS

  Immediately prior to December 14, 1994, the Company was 58.4% owned by Merck & Co., Inc. ("Merck"). Such shares of Common Stock were acquired by Merck through its acquisition of Medco Containment Services, Inc. ("Medco"), pursuant to an Agreement and Plan of Merger dated as of July 27, 1993 (the "Merck/Medco Merger Agreement"), pursuant to which Medco became a wholly owned subsidiary of Merck (the "Merck/Medco Merger").

  On December 14, 1994, the Company consummated certain transactions pursuant to which: (1) the Company sold its institutional pharmacies business to Pharmacy Corporation of America, an indirect wholly owned subsidiary of Beverly Enterprises, Inc. (such sale is referred to herein as the "Divestiture"); (2) the Company purchased 5,268,463 shares of Common Stock from Merck; and (3) SN Investors, L.P. ("SN Investors"), a limited partnership of which the general partner is SYNC, Inc. (the "General Partner"), whose sole stockholder is Martin
J. Wygod, purchased 5,061,857 shares of Common Stock from Merck, pursuant to an assignment by the Company of the right to purchase such shares from Merck. The purchases of shares of Common Stock from Merck by the Company and SN Investors are hereinafter referred to as the "Purchase." The shares of Common Stock purchased by the Company are being held as treasury shares and are no longer outstanding or entitled to vote. As a result of the Purchase, Mr. Wygod and SN Investors own, as of March 30, 1995, an aggregate of approximately 31.7% of the outstanding Common Stock and Merck no longer owns an equity interest in the Company.

  In January 1995, James V. Manning became Chief Executive Officer of the Company. Paul C. Suthern, who had been Chief Executive Officer, continued as the President and Chief Operating Officer of the Company. In connection with the consummation of the Purchase, Carl I. Kanter resigned as a director of the Company, Charles A. Mele and Per G.H. Lofberg resigned from their positions as executive officers of the Company, and Victor L. Marrero became Vice President--Finance and Chief Financial Officer of the Company. Messrs. Mele and Lofberg are currently directors of the Company. As of May 24, 1994, Mr. Wygod resigned from his positions as a director and officer of Merck and its subsidiaries other than the Company. In addition, as of May 24, 1994, the position of Chairman of the Board of the Company, held by Mr. Wygod, was no longer an executive officer of the Company. For additional information regarding the Purchase and the Divestiture, see "Certain Transactions" below.

                     RECORD DATE AND VOTING AT THE MEETING

  The Board of Directors has fixed the close of business on March 30, 1995 as the record date for the determination of the stockholders of the Company entitled to notice of, and to vote at, the Meeting. At that date, there were outstanding 16,573,313 shares of Common Stock, the holders of which will be entitled to one vote per share on each matter submitted to the Meeting, except for the election of the four nominees to serve three-year terms as directors expiring at the 1997 Annual Meeting of Stockholders, with respect to which the Company's Certificate of Incorporation provides for cumulative voting. See "Proposal One: Election of Directors." No other voting securities of the Company are outstanding.

  The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote constitutes a quorum for the transaction of business at the Meeting. If a quorum should not be present, the Meeting may be adjourned from time to time until a quorum is obtained. Shares of common stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the meeting.

  Under the Company's By-laws, the four nominees receiving the greatest number of votes cast shall be elected directors of the Company. Only votes cast FOR a nominee will be counted, except that if a stockholder who signs and returns a proxy fails to designate an allocation of votes or to withhold authority to vote, the persons acting under the proxy will allocate that stockholder's votes evenly among Messrs. Hannah, Licht, Lofberg and Sarkowsky. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes. The affirmative vote of the holders of a majority of the shares of common stock present or represented at the meeting and entitled to vote is required for the ratification and approval of the grant of the December 1994 Options. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to the December 1994 Options, but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting on the December 1994 Options will have the same legal effect as a vote against such matter. Broker non-votes will not be considered as present and entitled to vote with respect to such matter and, thus, will have no impact on such matter. The affirmative vote of a majority of the votes cast at the meeting is required to ratify the appointment of Arthur Andersen LLP as independent auditors. Abstentions and broker non-votes are not considered as votes cast with respect to such ratification and, accordingly, will have no effect on the outcome of such vote.

  As more fully described below under "Certain Transactions--The Investment Agreement," pursuant to an Investment Agreement between Mr. Wygod and the Company, dated as of September 13, 1994 (the "Investment Agreement"), until the earliest of December 14, 1998, the death or adjudication of incompetency of Mr. Wygod or a change of control of the Company, Mr. Wygod and SN Investors are required to vote the 5,061,857 shares purchased from Merck by SN Investors (the "Wygod Shares"), or cause the Wygod Shares to be voted (a) with respect to election of directors, for the nominees who would have been elected based on the vote of all shares of Common Stock other than the Wygod Shares in proportion to the votes that such nominees received and (b) on all other matters to come before the stockholders of the Company, in the same manner as a majority of the shares of Common Stock (other than the Wygod Shares) are voted.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information as of March 30, 1995 (except as otherwise indicated) concerning the beneficial ownership of the Company's Common Stock by each person known by the Company to own more than 5% of its Common Stock.

     NAME AND ADDRESS OF       BENEFICIALLY      PERCENT OF
     BENEFICIAL OWNER          OWNED SHARES       CLASS(1)
     -------------------       ------------      ----------
     Martin J. Wygod.........   5,410,818(2)(3)     32.3%
     c/o Synetic, Inc.
     669 River Drive
     Elmwood Park, New Jersey
      07407

     SN Investors, L.P.......   5,061,857(2)        30.5%
     P.O. Box 616
     Fairlawn, New Jersey
      07410

     The Prudential Insurance
      Company................   1,240,344(4)         7.4%
      of America
     Prudential Plaza
     Newark, New Jersey 07102

     FMR Corp................   1,080,891(5)         6.5%
     82 Devonshire Street
     Boston, Massachusetts
      02107

- --------
(1) The number of shares of common stock deemed outstanding includes: (i) 16,573,313 shares of Common Stock outstanding as of March 30, 1995 and (ii) the number of shares, if any, of Common Stock which the respective persons named in the above table have the right to acquire presently or within 60 days of March 30, 1995 upon exercise of stock options.
(2) SN Investors, the general partner of which is controlled by Mr. Wygod, is the record and beneficial owner of 5,061,857 shares of Common Stock. Mr. Wygod is an indirect beneficial owner of such shares and they are included in the total of 5,410,818 shares listed as beneficially owned by Mr. Wygod. See "Recent Developments" and "Certain Transactions" for additional information regarding SN Investors.
(3) Includes 2,000 shares of Common Stock beneficially owned by Mr. Wygod's spouse, as to which shares Mr. Wygod disclaims beneficial ownership. Does not include 3,500 shares of Common Stock owned by Medco Containment Services Foundation, Inc., a charitable foundation of which Messrs. Manning and Wygod are trustees and share voting and dispositive power.
(4) The information shown is as of December 31, 1994 and is based upon information disclosed by The Prudential in its Schedule 13G filed with the Securities and Exchange Commission (the "Commission") and includes shares obtained as a result of the conversion of the Company's 7% Convertible Subordinated Debentures due 2001 ("Debentures") on February 10, 1995. The Prudential reported in its Schedule 13G that it has shared voting and dispositive power over such shares.
(5) The information shown is as of December 31, 1994 and is based upon information disclosed by FMR Corp., Fidelity Management and Research Company, Fidelity Convertible Securities Fund and Edward C. Johnson, 3d, the controlling stockholder of FMR Corp., in a Schedule 13G filed with the Commission and includes shares obtained as a result of the conversion of Debentures on February 10, 1995. Such persons reported that FMR is the parent holding company of Fidelity Management and Research Company, which has sole dispositive power with respect to such shares, which are owned by Fidelity Convertible Securities Fund. Sole power to vote the shares resides in the Fund's Board of Trustees.

                                 PROPOSAL ONE:

                             ELECTION OF DIRECTORS

  The holders of Common Stock are being asked to elect four members to the Company's Board of Directors. The four members who are so elected and the remaining seven directors whose terms continue after the Meeting will be directors of the Company.

  During fiscal year ended June 30, 1994, the Board of Directors of the Company had two standing committees: an Audit Committee and a Stock Option Committee. The Audit Committee is responsible for reviewing the internal accounting controls and procedures of the Company with management and the independent auditors, accounting principles, related party transactions and the scope of the annual audit of the Company. The Stock Option Committee administers the Company's stock option plans. On December 15, 1994, the Board of Directors established an Executive Committee. The Board of Directors has delegated to the Executive Committee the power to exercise, to the fullest extent permitted by law, the powers of the entire Board of Directors. On April 5, 1995, the Board of Directors established a Compensation Committee. The Compensation Committee is responsible for reviewing and approving compensation levels for the Company's executive officers and reviewing and making recommendations to the Board of Directors with respect to other matters relating to the compensation practices of the Company. The Board has no nominating committee. The entire Board of Directors performs those functions often performed by a nominating committee.

  During the fiscal year ended June 30, 1994, the Board of Directors of the Company held six meetings. The Stock Option Committee held no formal meetings during such period, but took certain actions by written consent. The Audit Committee did not meet during such period.

  Pursuant to the terms of the Company's Certificate of Incorporation, the Board of Directors is divided into three classes with staggered three-year terms, and not more than one class of directors is elected at any annual meeting of stockholders. Under the Company's By-laws, the nominees receiving the greatest number of votes cast shall be elected directors of the Company.

  Messrs. Hannah, Licht, Lofberg and Sarkowsky are the nominees, selected by the Board, for election to serve three-year terms expiring at the 1997 Annual Meeting of Stockholders. Pursuant to the Company's Certificate of Incorporation, cumulative voting is available for the election of these nominees. Cumulative voting means that each stockholder entitled to vote may cast votes equal to the number of shares of Common Stock eligible to be voted by that stockholder multiplied by the number of directors to be elected. A stockholder may cast all of his, her or its votes for a single nominee or may allocate them among nominees. For example, a holder of 100 shares may cast 400 votes for a single nominee, allocate 100 votes to each of the four nominees or allocate 400 votes in any other manner. If a stockholder who signs and returns a proxy fails to designate an allocation of votes or to withhold authority to vote, the persons acting under the proxy will allocate that stockholder's votes evenly among these four nominees.

  If for any reason any nominee for director should become unavailable for election, the proxies may be voted for the election of a substitute designated by management, unless a contrary instruction is given on the proxy. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected, and all nominees have expressed an intention to serve the entire term for which election is sought.

  Certain information as of March 30, 1995 concerning the directors and nominees and concerning the officers of the Company is set forth below:

 NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS FOR A THREE-YEAR TERM EXPIRING
                          AT THE 1997 ANNUAL MEETING:

      NAME                                                    AGE DIRECTOR SINCE
      ----                                                    --- --------------
      Ray E. Hannah..........................................  59      1989
      Roger H. Licht.........................................  40      1989
      Per G.H. Lofberg.......................................  47      1995
      Herman Sarkowsky(A)(B)(C)..............................  69      1989

 DIRECTORS CONTINUING IN OFFICE WHOSE TERM EXPIRES AT THE 1995 ANNUAL MEETING:

      NAME                                                    AGE DIRECTOR SINCE
      ----                                                    --- --------------
      James V. Manning(D)....................................  47      1989
      Charles A. Mele........................................  38      1989
      Albert M. Weis(A)(B)(C)(D).............................  66      1989

 DIRECTORS CONTINUING IN OFFICE WHOSE TERM EXPIRES AT THE 1996 ANNUAL MEETING:

      NAME                                                    AGE DIRECTOR SINCE
      ----                                                    --- --------------
      Thomas R. Ferguson(A)(B)(C)(D).........................  68      1989
      Mervyn L. Goldstein, M.D...............................  57      1989
      Paul C. Suthern........................................  43      1993
      Martin J. Wygod........................................  54      1989

- --------
(A) Member of the Audit Committee.
(B) Member of the Stock Option Committee.
(C) Member of the Compensation Committee.
(D) Member of the Executive Committee.

                               ----------------

                            OFFICERS OF THE COMPANY:

  The executive officers of the Company are as follows:

      NAME                     AGE                      POSITION
      ----                     ---                      --------
      James V. Manning........ 47  Chief Executive Officer
      Paul C. Suthern......... 43  President and Chief Operating Officer
      Victor L. Marrero....... 38  Vice President--Finance and Chief Financial Officer
      Ray E. Hannah........... 59  Vice President--Technologies Group

  The officers of the Company who are not executive officers of the Company are as follows:

      NAME                     AGE                      POSITION
      ----                     ---                      --------
      David J. Schlanger...... 35  Vice President--Corporate Development
      Pamela B. Spira......... 35  Vice President--Corporate Development
      Anthony Vuolo........... 37  Vice President--Financial Analysis

                               ----------------

  Thomas R. Ferguson has been a member of the law firm of Ferguson, Case, Orr, Paterson & Cunningham for more than five years.

  Dr. Goldstein has been a physician in private practice, Associate Clinical Professor of Medicine at the Albert Einstein College of Medicine in New York City and Attending Physician in Medicine and Oncology at Montefiore Medical Center in New York City for more than five years. Since December 1988 he has been Physician Director of Quality Assurance at Montefiore Medical Center.

  Mr. Hannah has been President of Porex Technologies Corp., a wholly owned subsidiary of the Company ("Porex"), since September 1987 and its Chief Executive Officer since November 1992. Mr Hannah was the Chief Operating Officer of Porex from November 1984 to November 1992.

  Mr. Licht has been a member of the law firm of Licht & Licht for more than five years.

  Mr. Lofberg has been President of the Merck-Medco Managed Care Division of Merck since November 1993. Prior to that, Mr. Lofberg was Senior Executive Vice President--Strategic Planning and Sales and Marketing of Medco for more than five years.

  Mr. Manning has been Chief Executive Officer of the Company since January 1995 and has been an executive officer of the Company for more than the last five years and was, until December 1994, an executive officer of Medco for more than five years. He has also been Chairman of the Board of COMNET Corporation ("Comnet") since 1993.

  Mr. Mele was an executive officer of Medco for more than five years until March 1995 and was an executive officer of the Company from May 1989 until December 1994. Mr. Mele is also a director of Comnet and of Group 1 Software, Inc., computer software companies.

  Mr. Sarkowsky has been a director of the Company for more than five years. He has been Chairman of the Board and Chief Executive Officer of Sarkowsky Investment Corporation, a diversified investment company, for more than five years. Mr. Sarkowsky is a director of Eagle Hardware & Garden, Inc. and Hollywood Park, Inc.

  Mr. Suthern has been the President and Chief Operating Officer of the Company since February 1993 and was also the Chief Executive Officer from October 1993 until January 1995. Mr. Suthern was also President and Chief Operating Officer of Medco from November 1992 through December 1994 and Assistant to Medco's Chairman from December 1991 to November 1992. Prior thereto he was Executive Vice President--Operations of Medco for more than five years.

  Mr. Weis has been a director of the Company for more than five years. He has been President of A.M. Weis & Co., Inc., a commodities trading corporation, for more than five years. Mr. Weis is a member of the Board of the Commodities Clearing Corporation.

  Mr. Wygod has been Chairman of the Board of the Company since May 1989. From May 1989 to February 1993, Mr. Wygod also served as the Company's President and Chief Executive Officer and until May 1994 was an executive officer of the Company. Until May 1994, Mr. Wygod was Chairman of the Board of Medco for more than five years, and until January 1993, he also served as Chief Executive Officer of Medco. He is also engaged in the business of racing, boarding and breeding thoroughbred horses and is President of River Edge Farm, Inc., which is engaged in the business of breeding and boarding thoroughbred horses.

  Mr. Marrero has been Vice President--Finance and Chief Financial Officer of the Company since December 1994 and has been an officer of the Company for more than the last five years and was, until December 1994, the Senior Vice President--Treasurer of Medco for more than five years.

  Mr. Schlanger has been Vice President--Corporate Development of the Company since December 1994. Mr. Schlanger was Executive Director--Corporate Development of Merck from February 1994 until December 1994. From June 1990 through December 1994, he was Vice President--Legal of Medco. Prior thereto, he was an associate at the law firm of Latham & Watkins in New York.

  Ms. Spira has been Vice President--Corporate Development of the Company since December 1994. Ms. Spira was an employee of Medco from July 1994 until December 1994 and a consultant to Medco from April 1993 until July 1994. From 1990 through March 1993, she was a Vice President in the investment banking division of Goldman, Sachs & Co.

  Mr. Vuolo has been Vice President--Financial Analysis of the Company since December 1994. Mr. Vuolo was Executive Vice President--Finance and Chief Financial Officer of Medco Behavioral Care Corp., a subsidiary of Merck, from November 1993 until December 1994. Until December 1994, he had also been Senior Vice President--Acquisitions of Medco for more than five years.

  No family relationship exists among any of the directors or executive officers except that Martin J. Wygod, Chairman of the Board of the Company, and Paul C. Suthern are brothers-in-law. No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director or executive officer was selected as a director or executive officer of the Company. All executive officers are elected annually by the Board of Directors and serve at the discretion of the Board.

  Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during the year ended June 30, 1994 and Form 5 and amendments thereto furnished to the Company for such year, no person failed to disclose on a timely basis, as disclosed in the above forms, reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), during such year or prior years.

                        SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth certain information, as of March 30, 1995, concerning the ownership of Common Stock by each of the directors, each of the executive officers named in the Summary Compensation Table below, and by all directors and executive officers of the Company as a group.

                                                                     PERCENT OF
   NAME                                     BENEFICIALLY OWNED(1)(2)  CLASS (3)
   ----                                     ------------------------ ----------
   Thomas R. Ferguson......................           94,450             *
   Mervyn L. Goldstein, M.D. ..............           97,050(4)          *
   Ray E. Hannah...........................          137,283             *
   Roger H. Licht..........................           69,000             *
   Per G.H. Lofberg........................           94,705             *
   James V. Manning........................          201,407(5)          1.2%
   Charles A. Mele.........................           72,450             *
   Herman Sarkowsky........................          193,724(6)          1.2%
   Paul C. Suthern.........................          128,000             *
   Albert M. Weis..........................          141,002(7)          *
   Martin J. Wygod.........................        5,410,818(5)(8)      32.3%
   All directors and executive officers as
    a group (12 persons)...................        6,651,714            37.7%

- --------
 * Less than one percent.
(1) The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, unless otherwise indicated in the following footnotes.
(2) Includes the following number of shares of Common Stock which the following persons have the right to acquire presently or within 60 days of March 30, 1995 upon exercise of stock options: Mr. Ferguson, 90,000; Dr. Goldstein, 85,000; Mr. Hannah, 64,000; Mr. Licht, 67,000; Mr. Lofberg, 40,000; Mr.
    Manning, 165,000; Mr. Mele, 70,000; Mr. Sarkowsky, 90,000; Mr. Suthern, 126,000; Mr. Weis, 90,000; Mr. Wygod, 160,000; and all directors and executive officers as a group, 1,057,000. Includes 1,283 shares of Common Stock allocated to the account of Mr. Hannah under the Porex Technologies Corp. 401(k) Savings Plan as of December 31, 1994.
(3) The number of shares of common stock deemed outstanding includes: (i) 16,573,313 shares of Common stock outstanding as of March 30, 1995 and (ii) the number of shares of Common Stock which the respective persons named in the above table have the right to acquire presently or within 60 days of March 30, 1995 upon exercise of stock options.
(4) Includes 200 shares of Common Stock owned by Dr. Goldstein's spouse, as to which Dr. Goldstein disclaims beneficial ownership.
(5) Does not include 3,500 shares of Common Stock owned by Medco Containment Services Foundation, Inc., a charitable foundation of which Messrs. Manning and Wygod are trustees and share voting and dispositive power.
(6) Includes 14,705 shares of Common Stock owned by a charitable foundation of which Mr. Sarkowsky is a director.
(7) Includes 10,450 shares of Common Stock owned by a corporation of which Mr. Weis is the sole stockholder, sole director and president.
(8) Includes 2,000 shares of Common Stock beneficially owned by Mr. Wygod's spouse, as to which shares Mr. Wygod disclaims beneficial ownership. Also includes 5,061,857 shares of Common Stock owned indirectly through control of SYNC, Inc., the general partner of SN Investors. See "Recent Developments" and "Certain Transactions" for additional information regarding SN Investors.

                             DIRECTOR COMPENSATION

  Each of the members of the special committee of the Board of Directors of the Company established in connection with the proposals leading to the Purchase and consisting of persons who are not officers, employees or directors of Merck or Medco and not employees or officers of the Company (the "Special Committee") was paid $10,000 for reviewing proposals in connection with the divestiture of the Company's Institutional Pharmacy Business. This compensation was authorized by the Board of Directors of the Company in order to compensate the members of the Special Committee for the significant additional time commitment that would be required of them in connection with fulfilling their duties and responsibilities as members of the Special Committee and was not dependent on whether the Special Committee approved the Divestiture or whether the Divestiture was consummated. Other than the compensation of the Special Committee described above, those directors who are not officers or employees of the Company received no cash compensation for serving as directors for the fiscal year ended June 30, 1994. The Company's 1991 Director Stock Option Plan (the "1991 Director Plan") provides that, on the first business day of each fiscal year of the Company, each director who is not an officer or employee of the Company then in office will automatically be granted an option to purchase 10,000 shares of Common Stock. In addition, each director who is not an officer or employee of the Company whose initial term commences after the effective date of the Director Plan automatically receives an option to purchase 10,000 shares of Common Stock at the time such director is first elected to the Board. The 1991 Director Plan is administered by the Board of Directors or any executive officer or officers designated by the Board. Non-employee directors have also in the past received options to purchase Common Stock under the Company's 1989 Class A Non-Qualified Stock Option Plan (the "1989 Class A Plan"), and the Company from time to time has granted options to purchase Common Stock to certain of such directors outside the Company's stock option plans on terms similar to those contained in the 1989 Class A Plan. Such options and options granted pursuant to the 1989 Class A Plan and 1991 Director Plan that were outstanding on November 18, 1993 accelerated automatically upon the consummation of the Merck/Medco Merger.

                             EXECUTIVE COMPENSATION

  In accordance with the Services Agreement described below under "Certain Transactions," the Company bore, prior to the consummation of the Purchase, a proportionate share of the cost or expense in respect of Medco compensation, benefits and travel and entertainment expenses of certain officers of the Company who were also employees of Medco or its subsidiaries other than the Company. Except for certain fees paid in connection with the Company's acquisitions of certain businesses (see "--Fee Arrangement") to Mr. Wygod while he was executive officer of the Company and to Mr. Manning, the executive officers of the Company, other than Ray E. Hannah, Vice President--Technologies Group of the Company, did not receive any cash compensation for services to the Company or its subsidiaries for the year ended June 30, 1994. In the case of Mr. Hannah, all amounts shown below were paid by the Company, and in the case of Messrs. Wygod and Manning, the amounts paid pursuant to the Fee Arrangement were paid by the Company. Following the consummation of the Purchase, the other executive officers of the Company became salaried employees of the Company and began to participate in the employee benefit plans and arrangements of the Company. See "Report on Executive Compensation" below.

  Richard S. Braddock, who became the Chief Executive Officer of the Company in February 1993, resigned from his positions as a director and officer of the Company in October 1993. Mr. Suthern became the Chief Executive Officer of the Company in October 1993. The following table presents information concerning compensation paid for services to the Company during the last three fiscal years to Mr. Braddock and Mr. Suthern, and to Mr. Wygod, Mr. Manning and Mr. Hannah, the only executive officers of the Company whose cash compensation for services to the Company exceeded $100,000 for the fiscal year ended June 30, 1994 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                      LONG TERM
                                     ANNUAL COMPENSATION            COMPENSATION
                              ------------------------------------ ---------------
   NAME AND PRINCIPAL                               OTHER ANNUAL                      ALL OTHER
        POSITION         YEAR SALARY($)   BONUS($) COMPENSATION($) OPTIONS/SARS(#) COMPENSATION($)
   ------------------    ---- ---------   -------- --------------- --------------- ---------------
Richard S. Braddock..... 1994        0(1)     --         --                --              --
 Chief Executive         1993        0(1)     --         --            500,000             --
 Officer (resigned in    1992      N/A        --         --                --              --
 October 1993)

Paul C. Suthern......... 1994        0(2)     --         --                --              --
 President, Chief Execu-
  tive                   1993        0(2)     --         --            120,000             --
 Officer (October 1993   1992        0(2)     --         --                --              --
 through January 1995)
 and Chief Operating
 Officer

Ray E. Hannah........... 1994  160,000     60,000        --                --            2,438(3)
 Vice President--        1993  162,413     61,246        --                --            2,757(3)
 Technologies Group      1992  150,362     60,000        --                --              --

James V. Manning........ 1994        0(4)     --         --                --          112,640(5)
 Senior Executive Vice   1993        0(4)     --         --                --              --
 President--Finance and  1992        0(4)     --         --             40,000             --
 Administration (through
 January 1995; Chief
 Executive Officer since
 January 1995)

Martin J. Wygod......... 1994        0(6)     --         --                --          450,561(7)
 Chairman of the Board   1993        0(6)     --         --                --              --
                         1992        0(6)     --         --            100,000             --

- --------
(1) Mr. Braddock became Chief Executive Officer of Medco in January 1993 and of the Company in February 1993 and served in such positions until October 18, 1993. For the fiscal year ended June 30, 1993, Mr. Braddock was paid a salary of $336,285 and other compensation of $6,389 by Medco, none of which was attributed to services rendered to the Company. In addition, in connection with his employment by Medco, he received options to purchase 1,517,514 shares of common stock, without par value, of Merck ("Merck Common Stock") (each reference to Merck Common Stock in this table gives effect to the conversion of options to purchase Medco common stock upon the acquisition of Medco by Merck in November 1993) and 250,000 shares of common stock of Medical Marketing Group, Inc., which options were not granted in connection with services rendered to the Company. For the fiscal year ended June 30, 1994, Mr. Braddock was paid a salary of $247,692 and other compensation of $1,276,924 by Medco, none of which was attributable to services rendered to the Company.

(2) For the fiscal year ended June 30, 1992, Mr. Suthern was paid a salary of $388,299 by Medco, none of which was attributed to services rendered to the Company. For the fiscal year ended June 30, 1993, Mr. Suthern was paid a salary of $407,091, none of which was attributed to services rendered to the Company and, in connection with his employment by Medco, he received options to purchase 182,102 shares of Merck Common Stock, which options were not granted in connection with services rendered to the Company. For the fiscal year ended June 30, 1994, Mr. Suthern was paid a salary of $400,000 by Medco, none of which was attributed to services rendered to the Company.

(3) Includes Company matching contributions to the Porex 401(k) plan and life insurance premiums paid on behalf of Mr. Hannah of $1,205 and $1,552, respectively, in the fiscal year ended June 30, 1993, and $1,088 and $1,350, respectively, in the fiscal year ended 1994.

(4) For the fiscal year ended June 30, 1992, Mr. Manning was paid a salary of $411,648 by Medco, none of which was attributed to services rendered to the Company and, in connection with his employment by Medco, he received options to purchase 182,102 shares of Merck Common Stock, which options were not granted in connection with services rendered to the Company. For the fiscal year ended June 30, 1993, Mr. Manning was paid a salary of $367,618 by Medco, none of which was attributed to services rendered to the Company and, in connection with his employment by Medco, he received options to purchase 182,102 shares of Merck Common Stock, which options were not granted in connection with services rendered to the Company. For the fiscal year ended June 30, 1994, Mr. Manning was paid a salary of $405,000 and other compensation of $15,674,760 by Medco, none of which was attributed to services rendered to the Company.

(5) Reflects fees paid to Mr Manning pursuant to the Fee Arrangement described below under "--Fee Arrangement."

(6) As of May 24, 1994, the position of Chairman of the Board of the Company, held by Mr. Wygod, was no longer an executive officer of the Company. For the fiscal year ended June 30, 1992, Mr. Wygod was paid a salary of $741,962 by Medco, none of which was attributed to services rendered to the Company and, in connection with his employment by Medco, he received options to purchase 546,305 shares of Merck Common Stock, which options were not granted in connection with services rendered to the Company. For the fiscal year ended June 30, 1993, Mr. Wygod was paid a salary of $705,985 and other compensation of $151,881 by Medco, none of which was attributed to services rendered to the Company and, in connection with his employment by Medco, he received options to purchase 758,757 shares of Merck Common Stock, which options were not granted in connection with services rendered to the Company. For the fiscal year ended June 30, 1994, Mr. Wygod was paid a salary of $738,462 and other compensation of $62,469,099 by Medco, none of which was attributed to services rendered to the Company.

(7) Reflects fees paid to Mr. Wygod while he was an executive officer of the Company pursuant to the Fee Arrangement described below under "--Fee Arrangement."

  During the fiscal year ended June 30, 1994, no stock options were granted to the Named Executive Officers or exercised by the Named Executive Officers. The following table presents fiscal year-end information concerning the stock options held by the Named Executive Officers.

                        AGGREGATED OPTION/SAR EXERCISES
                              IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                     VALUE OF
                                                      NUMBER OF     UNEXERCISED
                                                     UNEXERCISED   IN-THE-MONEY
                                                     OPTIONS/SARS  OPTIONS/SARS
                                                      AT FY-END      AT FY-END
                                                         (#)          ($)(1)
                                                    -------------- -------------
                                                     EXERCISABLE/  EXERCISABLE/
   NAME                                             UNEXERCISABLE  UNEXERCISABLE
   ----                                             -------------- -------------
Richard S. Braddock(2).............................            0/0          0/0
Ray E. Hannah......................................       64,000/0    306,000/0
James V. Manning...................................      165,000/0  1,125,000/0
Paul C. Suthern....................................      126,000/0     54,000/0
Martin J. Wygod.................................... 140,000/60,000    900,000/0

- --------
(1) Based upon the fiscal year-end closing price of the Common Stock of $14.25.

(2) Pursuant to a letter agreement between Medco and Mr. Braddock, Mr. Braddock's employment with Medco was terminated without cause, effective as of October 18, 1993, and all of Mr. Braddock's options to purchase Common Stock of the Company and common stock of MMG were repurchased by Medco on October 18, 1993 for an aggregate purchase price of $1 million.

FEE ARRANGEMENT

  Under an agreement with the Company that is no longer in effect, Messrs. Wygod and Manning agreed to seek to identify possible acquisitions or business combinations for the Company and to provide related services. Messrs. Wygod and Manning were entitled to receive a fee for any such transaction presented to the Company during the period ending May 19, 1994 and entered into by the Company, in the aggregate amount of up to 1-1/4% of the purchase price paid by the Company in connection with such transaction, based on the pretax income attributable to any such transaction during the two fiscal years immediately following the consummation of any such transaction. The entire 1-1/4% fee became payable in full upon consummation of the Merck/Medco Merger. In computing the amount of the fee, non-cash consideration was valued at the fair market value thereof, as determined by the Company's Board of Directors. In connection with the Company's acquisitions of certain businesses since January 1, 1991, Mr. Wygod (while an executive officer of the Company) received $450,561 and Mr. Manning received $112,640 in November 1993.

PENSION PLAN

  Employees of the Company and certain of its subsidiaries who satisfy certain age and service requirements are eligible to participate in the Pension Plan for Employees of Porex Technologies Corp. (the "Pension Plan"), a defined benefit plan. The Company bears the entire cost of the Pension Plan. The Company's contributions to the Pension Plan are computed on an actuarial basis in order to fund the defined retirement benefits.

  Normal retirement benefits are payable monthly for life to a participant upon retirement at his or her retirement date (i.e., age 65), and are equal to 1/12 of the sum of (a) 0.6% of the participant's average annual compensation for the five consecutive calendar years that the participant's compensation was the highest during the ten consecutive years of service immediately preceding retirement ("Final Average Compensation"), multiplied by the participant's credited years of service up to a maximum of 35 years, and (b) 0.6% of the participant's Final Average Compensation in excess of the average annual Social Security taxable wage base for the 35 year period ending with the year the participant would reach normal retirement age, multiplied by the participant's credited years of service up to a maximum of 35 years. A participant becomes 100% vested in his or her accrued retirement benefit after completion of five years of service or upon attainment of normal retirement at age 65. Retirement benefits are not subject to any deduction for Social Security or other offset amounts.

  Under a defined benefit plan such as the Pension Plan, contributions allocable to individual participants cannot be readily and accurately calculated. The table below shows estimated annual retirement benefits for executives at specified levels of remuneration and years of service. The estimates assume that benefits commence at age 65 under a straight life annuity form. The table discloses the benefits that an individual would receive at age 65 if he participated in the Pension Plan for 10, 15, 20, 25, 30, 35 and 40 years.

                                   YEARS OF SERVICE
                         ESTIMATED ANNUAL RETIREMENT BENEFITS
                     ---------------------------------------------
  FINAL AVERAGE        15     20     25      30      35      40
ANNUAL COMPENSATION  ------ ------ ------- ------- ------- -------
- -------------------
      100,000        15,812 21,083  26,353  31,624  36,894  36,894
      115,000        18,512 24,683  30,853  37,024  43,194  43,194
      125,000        20,312 27,083  33,853  40,624  47,394  47,394
      150,000        24,812 33,083  41,353  49,624  57,894  57,884
      200,000        33,812 45,083  56,353  67,634  78,894  78,894
      225,000        38,312 51,083  63,853  76,624  89,394  89,394
      250,000        42,812 57,083  71,353  85,624  99,894  99,894
      300,000        51,812 69,083  88,353 103,624 120,894 120,894
      350,000        60,812 81,083 101,353 121,624 141,894 141,894

  Ray E. Hannah, the only executive officer of the Company participating in the Pension Plan, had accrued 26 credited years of service under the Pension Plan and had annual remuneration covered by the Pension

Plan of $220,000 as of January 1, 1994. Sections 401(a)(17) and 415 of the Internal Revenue Code limit the amount of compensation that may be considered in computing benefits under a qualified retirement plan. For 1994, the maximum amount of compensation allowed for use in calculating an individual's pension benefits under the Pension Plan was $150,000. For 1995, such maximum amount is also $150,000.

                              CERTAIN TRANSACTIONS

  Pursuant to a Transition Agreement, dated as of November 4, 1994, between Merck and the Company, Merck has agreed to cause Medco to provide to the Company, for a period of 180 days following the closing of the Purchase, certain administrative, legal, tax, accounting and other transition services. The Company has agreed to pay the actual costs for such services or, where such costs are not separately identifiable, a portion of the total cost based on the ratio of the Company's sales to the sales of all entities for which these services are provided by Medco. In addition, Synetic has agreed to reimburse Medco for all third-party charges incurred by Medco in connection with the rendering of such services. The Transition Agreement also provides for Synetic to have continuing access to certain books and records shared by Medco and Synetic. Prior to the consummation of the Purchase, Synetic and Medco were parties to a services agreement (the "Services Agreement"), pursuant to which similar services were provided and the costs paid by Synetic pursuant to similar arrangements. For the year ended June 30, 1994, charges to the Company pursuant to the Services Agreement were approximately $429,000.

  The Company and Medco are parties to a tax sharing agreement providing for
(i) the payment of federal income taxes for periods during which the Company and Medco were included in the same consolidated group for federal income tax purposes, (ii) the allocation of responsibility for the filing of such tax returns, (iii) the conduct of tax audits and the handling of tax controversies and (iv) various related matters. For periods during which the Company and its subsidiaries were included in Medco's consolidated federal income tax returns, the Company and each of its subsidiaries are required to pay Medco their federal income tax liability determined as if the Company and each of its subsidiaries had filed separate federal income tax returns. The tax sharing agreement remains in force and effect following consummation of the Purchase with respect to taxable periods prior to the consummation of the Purchase.

  Medco has guaranteed the obligations of the Company under its Industrial Revenue Bonds due 1997 (the "IRB"). The Company has indemnified Medco with respect to Medco's obligations under such guarantee. The guaranty in respect of the IRB remains in place following the consummation of the Purchase and the Company will continue to indemnify Medco with respect thereto.

  During the year ended June 30, 1994, Medco purchased certain products manufactured by Porex for use in its operations at an aggregate purchase price of $2,312,000. These sales were based on prices and terms generally available to non-affiliates. In connection with the Purchase, Medco and the Company have formalized such arrangement in a Purchase Agreement dated as of May 24, 1994 (the "Medco/Porex Purchase Agreement"), between Medco and Porex. Pursuant to the Medco/Porex Purchase Agreement, Porex will supply to Medco all of its needs as described therein (the "Requirements") for certain plastic vials and/or caps of different styles, dimensions and designs as described therein (the "Products"), for Medco's use in its prescription dispensing operations, and Medco will purchase such Requirements for a period beginning on December 14, 1994 and ending on December 14, 1996. The cost to Medco of the Products is the price in effect on the date of the Medco/Porex Purchase Agreement and Medco will be entitled to that price until December 14, 1995. Such price will increase by 3% on December 14, 1995, subject to certain adjustments set forth in the Medco/Porex Purchase Agreement.

  Pursuant to the terms of the Purchase and Sale Agreement, dated as of May 24, 1994, between Merck and the Company, options to purchase common stock of Merck and its subsidiaries (other than the Company and its subsidiaries) previously granted to certain employees and consultants were modified so that employment by or consulting services to the Company or its subsidiaries (in the case of employees and consultants continuing with the Company after the closing of the Purchase) or Beverly or its subsidiaries (in the case of employees and consultants continuing with the Institutional Pharmacies Business after the closing of the Divestiture) will be considered employment by or consulting services to Merck and its subsidiaries for purposes of vesting and continued exercisability of such options; provided that no further vesting of such options shall occur after June 1, 1996.

  The Investment Agreement. In the Investment Agreement, the Company assigned the rights and obligations to purchase the Wygod Shares to Mr. Wygod. The Investment Agreement governs the terms and conditions under which the Wygod Shares will be held by Mr. Wygod and his permitted assignees and transferees. Mr. Wygod, as permitted under the Investment Agreement, assigned such rights and obligations to SN Investors. Pursuant to the Investment Agreement, SN Investors was (1) required to be a limited partnership in which Mr. Wygod or an entity controlled by Mr. Wygod is the general partner and one or more of his family trusts and/or partnerships (collectively, the "Wygod Entities") and/or independent third parties are limited partners and (2) required to agree to be bound by all of the restrictions and obligations applicable to Mr. Wygod under the Investment Agreement. The Investment Agreement required the initial investment of the Wygod Entities in SN Investors to be at least $20,000,000 (on a cost basis) (the "Wygod Investment"). The Investment Agreement provides that, until the earliest to occur of (a) December 14, 1998, (b) the death or adjudication of incompetency of Mr. Wygod and (c) a Change of Control (as defined in the Investment Agreement) (the "Restriction Period"), in respect of the Wygod Investment, except to the extent of proceeds from sales of the Wygod Shares pursuant to a tender or exchange offer for shares of Common Stock that is not opposed by the Board of Directors of the Company, the Wygod Entities will at all times maintain (directly and/or through SN Investors) at least $20,000,000 (on a cost basis) in the Wygod Investment and will not cause or allow the amount of the Wygod Investment (on a cost basis) to be less than $20,000,000 (net of any disposition, transfer, pledge, distribution by SN Investors or any other arrangement involving the transfer of ownership or interests in Wygod Shares (or proceeds therefrom), but not taking into account any reduction in the Wygod Investment by virtue of a decline in the value of Wygod Shares).

  A "Change of Control" under the Investment Agreement means: (a) the acquisition by any person, entity or group of at least 50% of the voting power of the voting securities of the Company other than the Wygod Shares; (b) individuals who, as of the date of the Investment Agreement, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors (provided that directors whose nomination or election was approved by the Incumbent Board are also generally deemed to be part of the Incumbent Board); (c) a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who were the beneficial owners of the Company's voting securities immediately prior to such Business Combination beneficially own more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination, in substantially the same proportions as their ownership immediately prior to such Business Combination of the Company's voting securities, and (ii) at least a majority of the board of directors of the resulting corporation were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; (d) a complete liquidation or dissolution of the Company; or (e) the issuance by the Company following the closing of the Purchase of shares of Common Stock constituting in the aggregate more than 50% of the shares of Common Stock outstanding as of immediately following the closing of the Purchase.

  Pursuant to the Investment Agreement, during the Restriction Period: (a) Mr. Wygod and SN Investors are required to vote (or cause to be voted) the Wygod Shares (i) with respect to election of directors, for the nominees who would have been elected based on the vote of all shares of Common Stock, other than the Wygod Shares, in proportion to the votes that such nominees received, and
(ii) on all other matters to come before the stockholders of the Company, in the same manner as a majority of the outstanding shares of Common Stock (other than the Wygod Shares) are voted; and (b) except for sales pursuant to a tender or exchange offer for the shares of Common Stock that is not opposed by the Board of Directors of the Company, neither Mr. Wygod nor SN Investors may transfer interests in the Wygod Shares (except that Mr. Wygod may transfer interests in SN Investors to the extent otherwise permitted by the Investment Agreement).

  Under the Investment Agreement, following the earlier to occur of (a) December 14, 1998 and (b) the death or adjudication of incompetency of Mr.
Wygod: (i) to the extent the Wygod Entities and/or SN Investors retain the power to vote Wygod Shares that have, in the aggregate, in excess of 20% of the voting power of the Company's voting securities outstanding at the time of any vote by stockholders of the Company, Mr. Wygod and SN Investors will vote (or cause to be voted) the portion of such Wygod Shares representing the excess above 20% of such voting power (A) with respect to the election of directors, for the nominees who would have been elected based on the vote of all shares of Common Stock, other than the portion of the Wygod Shares representing such excess above 20%, in proportion to the votes that such nominees received, and
(B) on all other matters to come before the stockholders of the Company, in the same manner as a majority of the outstanding shares of Common Stock, other than the portion of the Wygod Shares representing such excess above 20%, are voted; and (ii) to the extent that Wygod Entities and/or SN Investors retain beneficial ownership of Wygod Shares that have, in the aggregate, in excess of 20% of the voting power of the outstanding voting securities of the Company, the portion of such Wygod Shares representing the excess above 20% of such voting power at the time of any proposed sale or transfer thereof shall not be sold or transferred except (A) to transferees reasonably acceptable to the Company (provided that, without the Company's consent, no such transfer or series of transfers to a single person, entity or group will involve the transfer of more than 9.9% of the voting power of the Company's outstanding voting securities and no such transfer or series of transfers will be made to a single person, entity or group that will own, following such transfers, more than 50% of the voting power of the Company's outstanding voting securities),
(B) to the partners of SN Investors in proportion to their respective interests in SN Investors (provided that, without the Company's consent, no such transfer or series of transfers to a single person, entity or group (other than Mr. Wygod or the Wygod Entities) will involve the transfer of more than 9.9% of the voting power of the Company's outstanding voting securities), (C) in ordinary open market transactions, or (D) pursuant to an underwritten public offering.

  The Investment Agreement provides that the restrictions described in the foregoing paragraph will not apply (a) in the event there has been, or from and after the occurrence of, a Change of Control (as defined in the Investment Agreement) of the Company, (b) at any time after December 14, 2004 or (c) to any person or entity, other than Mr. Wygod, the Wygod Entities or SN Investors, to whom Wygod Shares are transferred (including by means of distributions from SN Investors) in accordance with the provisions of the foregoing paragraph.

  The Investment Agreement also provides certain demand registration rights to Mr. Wygod at Mr. Wygod's expense which are assignable to any permitted transferee of the Wygod Shares; provided that, in no event is the Company required to file in the aggregate more than two registration statements in connection therewith. Mr. Wygod has not assigned such registration rights to SN Investors. While Mr. Wygod currently intends to assign such registration rights to SN Investors in the event the General Partner determines to sell or otherwise transfer the Wygod Shares under circumstances in which registration would be required, Mr. Wygod is under no obligation to do so.

  Certain provisions of the Investment Agreement may have the effect of deterring a change of control of the Company that is not supported by the Board of Directors of the Company or Mr. Wygod. During the Restriction Period, Mr. Wygod and SN Investors are prohibited from transferring the Wygod Shares, except pursuant to a tender or exchange offer that is not opposed by the Board of Directors of the Company or to specified permitted transferees. In addition, under the Investment Agreement, in the event that a Change of Control (as defined in the Investment Agreement) were to occur during the Restriction Period, Mr. Wygod and SN Investors would no longer be obligated under the Investment Agreement to vote the Wygod Shares with respect to nominees for election as directors based on the vote of shares other than the Wygod Shares and with respect to other matters in the same manner as the majority of the other outstanding shares of Common Stock (other than the Wygod Shares) are voted, with the result that Mr. Wygod and SN Investors would have unrestricted voting power with respect to the Wygod Shares. The effect of these provisions of the Investment Agreement may be to discourage the commencement of a tender or exchange offer opposed by the Board of Directors of the Company during the Restriction Period and to discourage a proxy solicitation to change a majority of the Board of Directors of the Company absent the support of Mr. Wygod.

               COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURN

                              AMONG SYNETIC, INC.,

                NASDAQ US COMPOSITE INDEX AND COMPOSITE INDEXES

  The following graphs compare the cumulative total shareholder return on the Company's common stock for the period beginning June 30, 1989 and ending June 30, 1994 with: (a) in the case of the first graph, the cumulative total shareholder return of the NASDAQ US Composite stock index and a composite index consisting of the Dow Jones Containers & Packaging index and the Dow Jones Retailers and Wholesalers Drug-Based index, weighted according to the distribution of the Company's revenues in each time period between its plastics business and its institutional pharmacy business and (b) in the case of the second graph, the cumulative total return of the NASDAQ US Composite stock index and the Dow Jones Containers & Packaging index only. The use of two such graphs reflects the fact that, as a result of the consummation of the Divestiture, the Company is no longer engaged in the institutional pharmacy business. The comparison assumes the investment of $100 on June 30, 1989 in each index and that dividends were reinvested when paid. The Company is not included in the composite indexes.


                         [GRAPH APPEARS HERE]

                            CUMULATIVE TOTAL RETURN
             Based on reinvestment of $100 beginning June 30, 1989

Measurement period       Synetic        NASDAQ US       Composite
(Fiscal year Covered)      Inc.         Composite         Index
- ---------------------   ---------       ---------       ---------
Measurement PT -
06/30/89                $  100          $  100          $  100

FYE 06/30/90            $  152          $  108          $  106
FYE 06/30/91            $  241          $  114          $  134
FYE 06/30/92            $  327          $  137          $  155
FYE 06/30/93            $  232          $  172          $  149
FYE 06/30/94            $  250          $  173          $  152


                         [GRAPH APPEARS HERE]

                            CUMULATIVE TOTAL RETURN
             Based on reinvestment of $100 beginning June 30, 1989

Measurement period       Synetic        NASDAQ US       Composite
(Fiscal year Covered)      Inc.         Composite         Index
- ---------------------   ---------       ---------       ---------
Measurement PT -
06/30/89                $  100          $  100          $  100

FYE 06/30/90            $  152          $  108          $  106
FYE 06/30/91            $  241          $  114          $  134
FYE 06/30/92            $  327          $  137          $  165
FYE 06/30/93            $  232          $  172          $  183
FYE 06/30/94            $  250          $  173          $  213

                        REPORT ON EXECUTIVE COMPENSATION

  Except for the fees paid to Messrs. Wygod and Manning in connection with the Company's acquisitions of certain businesses (see "Executive Compensation--Fee Arrangement"), Ray Hannah, Vice President--Technologies Group, was the only executive officer of the Company who received compensation from the Company or participated in the employee benefit plans and arrangements of the Company during the fiscal year ended June 30, 1994. Each other executive officer of the Company received compensation pursuant to arrangements with Medco and participated in Medco's employee benefit plans and arrangements. Following the consummation of the Purchase, the other executive officers of the Company became salaried employees of the Company and began to participate in the employee benefit plans and arrangements of the Company.

  The Board of Directors of the Company had no compensation committee during the fiscal year ended June 30, 1994. On April 5, 1995, the Board of Directors established the Compensation Committee, composed of three outside directors. The current members of the Compensation Committee are Messrs. Ferguson, Sarkowsky and Weis. The Compensation Committee is responsible for reviewing and approving compensation levels for the Company's executive officers and reviewing and making recommendations to the Board of Directors with respect to other matters relating to the compensation practices of the Company.

  The Company's compensation policies are intended to provide compensation opportunities which will help attract, motivate and retain highly qualified managers and executives and link their total compensation to increases in shareholder value. Mr. Hannah's compensation consists of base salary, annual incentive compensation and stock option grants. The compensation of the other executive officers of the Company currently consists of base salary and stock option grants. Stock options are generally exercisable in annual installments over 5 years, reflecting the objective of the Board to retain executives and to insure the linkage of executive compensation to increases in shareholder value through stock appreciation. The Compensation Committee intends to continue to use stock options as the key component of executive compensation in order to provide long-term incentives that are aligned to the interests of the stockholders of the Company. No specific formula is used to determine stock option grants to any particular person (including executive officers), but grants are generally based upon factors such as the optionee's contribution towards Company performance and expected contribution towards meeting long-term strategic goals of the Company. The December 1994 Options were granted, subject to approval by the Company's stockholders, in order to reward certain officers of the Company for services provided in connection with the Purchase and the Divestiture. See "Proposal Two: Ratification of the December 1994 Options" below.

  For tax years beginning on or after January 1, 1994, Section 162(m) of the Internal Revenue Code (the "Code") limits the ability of a publicly held corporation to deduct compensation in excess of $1 million paid to certain executive officers. The Company has not yet established a policy with regard to
Section 162(m) of the Code. The Board of Directors does not anticipate that the compensation of any executive officer during fiscal year 1995 will exceed the limits on deductibility for such period. The Compensation Committee will review the need to adopt a policy regarding Section 162(m) with respect to later periods.

   Thomas R. Ferguson         Charles A. Mele
   Mervyn L. Goldstein, M.D.  Herman Sarkowsky
   Ray E. Hannah              Paul C. Suthern
   Roger H. Licht             Albert M. Weis
   Per G.H. Lofberg           Martin J. Wygod
   James V. Manning

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  There was no compensation committee of the Board of Directors during the fiscal year ended June 30, 1994. Messrs. Ferguson, Sarkowsky and Weis served as the members of the Stock Option Committee. Messrs. Wygod, Manning, Suthern and Mele, officers of the Company and of Medco during such period, participated in deliberations of the Board of Directors relating to executive compensation during the year. There were no compensation committee interlocks involving executive officers of the Company. On April 5, 1995, the Board of Directors established the Compensation Committee. See "Report on Executive Compensation."

                                 PROPOSAL TWO:

             RATIFICATION AND APPROVAL OF THE DECEMBER 1994 OPTIONS

DECEMBER 1994 OPTION GRANTS

  On December 7, 1994 (the "Grant Date") and subject to approval by the stockholders of the Company, the Stock Option Committee of the Company's Board of Directors granted, in order to reward certain officers of the Company for services provided in connection with the Purchase and the Divestiture, December 1994 Options to purchase 150,000 and 180,000 shares of Common Stock to Messrs. Manning and Suthern, respectively, and December 1994 Options to purchase 125,000 shares of Common Stock to each of Messrs. Marrero, Schlanger and Vuolo and Ms. Spira. On December 15, 1994, the Board of Directors unanimously ratified the grant of the December 1994 Options (with the directors receiving December 1994 Options abstaining). All of the December 1994 Options have an exercise price of $10.00 per share. As a result of the grant of the December 1994 Options, the Company incurred a one-time charge of approximately $5,000,000. The December 1994 Options were granted outside of the Company's stock option plans, and are evidenced by individual stock option agreements (the "December 1994 Agreements") between the Company and Messrs. Manning, Suthern, Marrero, Schlanger and Vuolo and Ms. Spira (collectively, the "Participants"). A copy of a form of December 1994 Agreement, as entered into between the Company and each of such persons, is attached hereto as Annex A and this summary is qualified in its entirety by reference thereto. Since approval of the grant of the December 1994 Options will benefit Messrs. Manning, Suthern and Marrero, they may each be deemed to have an interest in such approval.

  Under the December 1994 Agreements, the December 1994 Options vest and become exercisable at the rate of 20% per year, commencing on the first anniversary of the Grant Date (but will not vest and become exercisable earlier than six months after the date of approval by the Company's stockholders, except as otherwise permitted by the Stock Option Committee or as described below). If the Participant's employment is terminated by the Company or the Participant for any reason other than a termination by the Company for "Cause" (as defined in the December 1994 Agreements), the Participant's December 1994 Options will continue in accordance with their terms until the later of one year following the date of termination or one year following the second vesting of the December 1994 Options. In addition, such Participants' right to exercise their December 1994 Options may be accelerated by Synetic's Board of Directors or the Stock Option Committee and will accelerate automatically in the event of a "Change of Control" (as defined in the December 1994 Agreements). Such acceleration following a Change of Control will occur on the date eighteen months after the event constituting the Change of Control. Following a Change of Control, a Participant's December 1994 Options will become immediately exercisable as to 100% of the shares of Common Stock covered by such options upon the occurrence of any of (i) termination by the Company of the Participant without "Cause" (as defined in the December 1994 Agreements), (ii) resignation by the Participant for "Good Reason" (as defined in the December 1994 Agreements) or (iii) the Participant's death or disability.

  The December 1994 Agreements provide that the December 1994 Options will terminate on the earliest to occur of the following: (i) the tenth anniversary of the Grant Date or (ii) 90 days after a Participant's termination of employment (except that, if the Participant is retained as a consultant by the Company following such termination, the Participant's December 1994 Options will continue until 90 days after the Participant shall cease to be retained as a consultant, unless the Company's Board of Directors or Stock

Option Committee determines that all or a portion of the Participant's December 1994 Options should not be so continued).

  The exercise price for December 1994 Options is payable in cash or, if shares of the Company's Common Stock are then publicly traded, in shares of Common Stock (valued for this purpose at their then fair market value) or a combination of the two. The December 1994 Options are not transferable by the Participant other than by will or the laws of descent and distribution.

  On April 17, 1995, the last sale price of the Common Stock as reported by the Nasdaq National Market was $24.00 per share.

  The following chart sets forth the number of options to be received by each Participant, by all current executive officers as a group, by all current non-executive officers as a group, and by all six Participants as a group:

                               NEW PLAN BENEFITS

                                                                        NUMBER
                                                                          OF
     NAME AND POSITION                                                  OPTIONS
     -----------------                                                  -------
     James V. Manning.................................................. 150,000
      Chief Executive Officer
     Paul C. Suthern................................................... 180,000
      President and Chief Operating Officer
     Victor L. Marrero................................................. 125,000
      Vice President--Finance and Chief Financial Officer
     David J. Schlanger................................................ 125,000
      Vice President--Corporate Development
     Pamela B. Spira................................................... 125,000
      Vice President--Corporate Development
     Anthony Vuolo..................................................... 125,000
      Vice President--Financial Analysis
     Executive Group (three Participants).............................. 455,000
     Non-Executive Officer Employee Group (three Participants)......... 375,000
     All six Participants.............................................. 830,000

DECEMBER 1994 OPTIONS--FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary, and does not purport to be a complete description, of certain Federal income tax aspects of the December 1994 Agreements and the grant of the December 1994 Options pursuant thereto.

  The grant of the December 1994 Options pursuant to the December 1994 Agreements should not result in the recognition of taxable income by the Participant or in a tax deduction to the Company. Upon exercise, a Participant who is not subject to liability under Section 16(b) of the Exchange Act with respect to a sale of the shares of Common Stock received upon exercise (or, if so subject, files a special election with the Internal Revenue Service within 30 days after exercise) will recognize ordinary income in an amount equal to the excess of the fair market value as of the date of exercise of the shares of Common Stock purchased over the exercise price. If the Participant is subject to Section 16(b) of the Exchange Act and does not make the election referred to above, such Participant will recognize income on the date (on or subsequent to the date of exercise) on which the Section 16(b) restrictions with respect to a sale of the shares of Common Stock received upon exercise cease to apply, in an amount equal to the excess of the fair market value on such date of the shares of Common Stock over the exercise price. The Company is required to withhold tax on the amount of income so recognized, and a tax deduction is allowable equal to the amount of such income. Gain or loss upon a subsequent sale of any Common Stock received upon exercise of a December 1994 Option generally would be taxed as capital gain or loss (long-term or short-term, depending upon the holding period of the stock sold). Certain additional rules apply if the exercise price for a December 1994 Option is paid in shares of Common Stock previously owned by the Participant.

RECOMMENDATION OF THE BOARD OF DIRECTORS CONCERNING THE DECEMBER 1994 OPTIONS

  The affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote at the Meeting is required for ratification and approval of the grant of the December 1994 Options. The Board of Directors (with the directors receiving December 1994 Options abstaining) recommends that the stockholders vote FOR ratification and approval of the grant of the December 1994 Options.

                                PROPOSAL THREE:

                      RATIFICATION OF INDEPENDENT AUDITORS

  Upon recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen LLP as its independent auditors for the fiscal year ending June 30, 1995. A resolution will be submitted to stockholders at the Meeting to ratify their appointment. The affirmative vote of a majority of the votes cast at the Meeting will be required to approve this resolution. The Board of Directors recommends a vote FOR this resolution. Although stockholder approval of the Board of Directors' appointment of Arthur Andersen LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its selection of Arthur Andersen LLP.

  A representative of Arthur Andersen LLP is expected to be present at the Meeting. The representative will be afforded an opportunity to make a statement and will be available to respond to questions by stockholders. If the resolution ratifying the appointment of Arthur Andersen & Co. as independent auditors is approved by the stockholders, the Board of Directors nevertheless retains the discretion to select different auditors in the future, should the Board then deem such selection to be in the Company's best interest. Any such selection need not be submitted to a vote of stockholders.

                 STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

  Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission. Should a stockholder intend to present a proposal at the Company's 1995 Annual Meeting, it must be received by the Secretary of the Company, 669 River Drive, Elmwood Park, New Jersey 07407-1361, not later than July 31, 1995, in order to be included in the Company's proxy statement and form of proxy relating to that meeting.

                                 MISCELLANEOUS

  A copy of the Company's Annual Report to Stockholders for the fiscal year ended June 30, 1994 accompanies this Proxy Statement. The Annual Report to Stockholders is not part of the proxy solicitation materials.

  Where information contained in this Proxy Statement rests particularly within the knowledge of a person other than the Company, the Company has relied upon information furnished by such person or contained in filings made by such person with the Securities and Exchange Commission.

                                          By Order of the Board of Directors

                                          David J. Schlanger
                                          Secretary

                                                                         ANNEX A

                                 FORM OF STOCK
                                OPTION AGREEMENT

  STOCK OPTION AGREEMENT (this "Agreement") made as of December 7, 1994,
between SYNETIC, INC., a Delaware corporation (the "Company"), and [     ]
("Optionee").

                                    RECITAL

  The Company desires to provide Optionee with an opportunity to acquire shares of Common Stock of the Company, subject to stockholder approval. As a result,
the Company has elected to issue to Optionee an option to acquire [    ] shares
of its Common Stock (as defined below) and intends that such option comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). To the extent that any provision of this Agreement or any action by the Board (as defined below) or the Stock Option Committee (as defined below) fails to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board or the Stock Option Committee. Moreover, in the event that this Agreement does not include a provision required by Rule 16b-3 to be stated herein, such provision (other than one relating to price and amount of Options) shall be deemed automatically to be incorporated by reference into this Agreement if the Optionee is subject to Section 16 of the Exchange Act.

                                   AGREEMENTS

  In consideration of the Recital (which is incorporated by reference) and the mutual covenants of this Agreement, the Company and Optionee agree as follows:

  1. Confirmation of Grant of Option. Pursuant to a determination by the Stock Option Committee of the Board of Directors of the Company (the "Board"), effective as of the date first set forth above (the "Date of Grant"), the Company hereby confirms that Optionee has been granted, subject to the terms of this Agreement and approval by the Company's stockholders at the 1994 Annual
Meeting of Stockholders, the right (the "Option") to purchase [    ] shares of
Common Stock, $.01 par value, of the Company ("Common Stock"). All of the shares hereunder are hereinafter referred to as "Shares". Said number of Shares subject to the Option may be adjusted as provided in Section 9. As used herein, "Committee" shall mean the Stock Option Committee of the Board (and any successor committee appointed by the Board), which shall consist of two or more directors of the Company, all of whom shall be "disinterested" within the meaning of Rule 16b-3(c)(2)(i) promulgated under the Exchange Act.

  2. Exercisability of Option.

  2.1. Subject to the terms and conditions of this Agreement (including Sections 2.3, 2.4 and 2.5), the Option shall become exercisable (i.e., "vested"):

    2.1.1. with respect to 20% of the Shares, on and after the first anniversary of the Date of Grant;

    2.1.2. with respect to an additional 20% of the Shares, on and after the second anniversary of the Date of Grant;

    2.1.3. with respect to an additional 20% of the Shares, on and after the third anniversary of the Date of Grant;

    2.1.4. with respect to an additional 20% of the Shares, on and after the fourth anniversary of the Date of Grant; and

    2.1.5. with respect to the remainder of the Shares, on and after the fifth anniversary of the Date of Grant.

  Notwithstanding the foregoing, unless otherwise permitted by the Committee, the Option shall not become exercisable until the date six months following the date that the grant of the Option is approved by the stockholders of the Company at the Company's 1994 Annual Meeting of Stockholders.

  2.2. The unexercised portion of the Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

    2.2.1. The tenth anniversary of the Date of Grant;

    2.2.2. Subject to the provisions of Sections 2.3, 2.4, 2.5 and 2.6 below, 90 days following the date of termination of Optionee's status as an employee of the Company for any reason in the case of the vested portion of the Option and immediately following such date of termination in the case of the unvested portion of the Option, provided that if, prior to the expiration of such 90 day period, Optionee is retained as a consultant by the Company, Optionee shall be deemed to continue to be an employee of the Company for purposes of this Section 2.2 and Section 2.3 until 90 days following the date Optionee shall cease to be so retained, unless the Board or the Committee shall determine, in its sole discretion, that retention of Optionee as a consultant shall not be deemed to result in continuation as an employee for purposes of this Section 2.2 and Section 2.3 with respect to either (a) all Shares covered by the Option or (b) the Shares for which the Option has not yet become exercisable, pursuant to Section 2.1, as of the date of termination of employment. Any such continuation shall not be deemed the grant of a new Option.

  2.3. If Optionee dies while an employee of the Company or within the 90 day period following the date of termination of Optionee's status as an employee of the Company, any unexercised portion of the Option which was otherwise exercisable on the date of death shall be exercisable by Optionee's personal representatives or, if no personal representative is required by the governing state law, Optionee's heirs at law, at any time within the one-year period from the date of death.

  2.4. If Optionee's employment is terminated by the Company for any reason other than for "Cause" (as defined below), the Option shall continue after such termination in accordance with its terms until the later of (a) one year following the date of such termination and (b) one year following the second vesting of the Option. For purposes of this Agreement, "Cause" shall mean:

    (a) a determination in good faith by the Board that Optionee's actions or inactions as to the performance of duties and responsibilities reasonably required of Optionee constituted gross negligence or willful misconduct; or

    (b) Optionee's failure to conform in all material respects with any significant business policies or procedures of the Company as determined, in good faith, by the Board; or

    (c) any willful and material violation by Optionee of any Federal or state law or regulation applicable to the business of the Company, or Optionee's conviction of a felony, or any willful perpetration by Optionee of a common law fraud.

  2.5. Notwithstanding any other provision of this Agreement, the right to exercise any unvested portion of the Option may be accelerated by the Board or the Committee and shall accelerate, without any action by the Board or the Committee (which event shall not be deemed the grant of a new option), eighteen months following a Change of Control (as defined below) and will become immediately exercisable following a Change of Control upon the occurrence of any of the following:

    (a) termination of Optionee by the Company without Cause,

    (b) resignation by Optionee for "Good Reason" (as defined below), or

    (c) Optionee's death or disability.

    2.5.1. For purposes of this Agreement, "Good Reason" shall mean:

    (a) the Company's material breach of any material terms of an employment agreement between Optionee and the Company (an
        "Employment Agreement"), if any;

    (b) relocation without Optionee's consent to an office outside the greater New York City Metropolitan area;

    (c) any material change in Optionee's duties or responsibilities that results in:

      (i) Optionee no longer having duties and responsibilities equal to or greater than those prior to the "Change of Control", or

      (ii) Optionee being required, without consent, to devote more than a de minimis amount of time to an area of activity Optionee is not engaged in as of the "Change of Control" date.

    2.5.2. For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if:

      (a) both (i) any person, entity or group shall have acquired at least 50% of the voting power of the outstanding voting securities of the Company, excluding, for purposes of computing the number of voting securities outstanding, any such voting securities required, pursuant to the Amended and Restated Investment Agreement, dated as of September 13, 1994, between the Company and Martin J. Wygod (the "Investment Agreement"), to be voted in the manner set forth in Sections 3(a)(i) or 4(a)(i), as the case may be, of the Investment Agreement ("50% Voting Power") and (ii) following such acquisition of 50% Voting Power, the Chairman of the Board and the Chief Executive Officer of the Company immediately prior to the acquisition of 50% Voting Power shall cease to hold one or more of the following positions: Chairman of the Board or Chief Executive Officer of the Company or a senior executive officer of the acquirer of 50% Voting Power, in each case with duties and responsibilities greater than or substantially equivalent to those prior to such acquisition of 50% Voting Power; or

      (b) both (i) a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Business Combination") shall have occurred and (ii) following such Business Combination, the Chairman of the Board and the Chief Executive Officer of the Company immediately prior to such Business Combination shall cease to be Chairman of the Board or Chief Executive Officer of, or to hold a senior executive position in, the corporation resulting from such Business Combination, with duties and responsibilities greater than or substantially equivalent to those prior to such Business Combination; or

      (c) a complete liquidation or dissolution of the Company shall have occurred.

  2.6. Notwithstanding anything to the contrary contained herein, in no event shall the Option be exercisable after the expiration of ten years from the date of this Agreement.

  3. Method of Exercise of Option. The Option may be exercised by Optionee (or by Optionee's personal representatives or heirs at law, as provided in Section 2, but by no other person) as to all or (at Optionee's election) part of the Shares as to which the Option is then exercisable (that is, vested) under
Section 2 by giving written notice of exercise to the Company at its principal business office, specifying the number of Shares for which the Option is exercised, accompanied by payment in full for such Shares (as determined pursuant to Section 4) together with any amount required for payroll withholding tax under all applicable Federal, State or local laws or regulations. The failure to exercise the Option, in whole or in part, as to any vested exercise rights shall not constitute a waiver of these rights. The Company shall cause certificates for the Shares so purchased to be delivered to Optionee or Optionee's personal representatives or heirs at law, at its principal business office, against payment in full of the Option price for such Shares (as determined pursuant to Section 4), as soon as practicable following receipt of the notice of exercise and the applicable purchase price. The Option price shall be paid in cash, certified check or bank draft, or (if the shares of

Common Stock of the Company are then publicly traded) in fully paid shares of Common Stock of the Company (valued for this purpose at their then fair market value determined by the Committee), consistent with practices permitted by the Committee or a combination of the two.

  4. Option Price. Subject to adjustment as provided in Section 9, the purchase price of the Shares covered by this Agreement shall be $10.00 per Share.

  5. Non-Transferability of Option. The Option shall not be transferable otherwise than by will or by the laws of descent and distribution. Without limiting the generality of the foregoing, the Option may not be assigned, transferred (except as permitted in the preceding sentence), pledged or hypothecated in any way (whether by operation of law or otherwise), and shall not be subject to levy, attachment or similar process. Any attempt to assign, transfer, pledge or hypothecate the Option contrary to the provisions of this Agreement, and any levy, attachment or similar process upon the Option shall be null and void and without effect, and the Board or the Committee may, in its discretion, upon the happening of any such event, terminate the Option as of the date of such event.

  6. No Rights Prior to Issuance of Shares. The holder of the Option shall not have any rights to dividends nor any other rights of a shareholder with respect to the Shares covered by the Option until the Shares have been issued (as evidenced by the appropriate entry on the books of the transfer agent of the Company) following exercise of the Option prior to its termination.

  7. Restrictions on Exercise and on Common Stock.

  7.1. The Shares issued upon exercise of the Option shall be issued only to Optionee or a person permitted to exercise the Option pursuant to Section 2.3. Each share certificate representing Shares purchased upon exercise of the Option shall bear a legend stating that the Shares evidenced thereby may not be sold or transferred except in compliance with the Securities Act of 1933, as amended (the "1933 Act"). Unless the Shares are covered by an effective Registration Statement as provided in the following paragraph, the certificate(s) may be made subject to a stop transfer order placed with the Company's transfer agent.

  7.2. Notwithstanding any other provision of this Agreement, unless the issuance of Shares upon exercise of the Option shall then be covered by an effective registration statement under the 1933 Act (which the Company hereby agrees promptly to file on Form S-8 or another appropriate form, unless the Company reasonably determines at the time of such exercise that the sale of Shares by Optionee at such time would violate applicable law (other than a violation relating to the failure to register the Shares as required hereunder), with respect to insider trading or otherwise, or then existing policies of the Company consistently applied to all senior officers of the Company holding options to purchase Common Stock), the Company shall have no obligation to issue any Shares pursuant to an exercise of the Option unless the Company concludes, in good faith, that said sale may be effected pursuant to an exemption from the registration requirements of the 1933 Act and applicable state blue sky laws. If the Company's Common Stock is not then publicly traded, the Company shall have no obligation to file a registration statement or take other steps to permit the Shares to be issued in compliance with the 1933 Act and applicable state blue sky laws. It shall be a further condition to the Company's obligation to issue and deliver to Optionee certificates for those Shares, that Optionee deliver to the Company in writing a representation that such Optionee is exercising such Option for his own account and, unless the Shares are then registered under the 1933 Act, for investment only and not with a view to distribution and that the Optionee will not make any sale, transfer or other disposition of any Shares purchased except (i) pursuant to the registration thereof under the 1933 Act, (ii) pursuant to an opinion of counsel satisfactory in form and substance to the Company that the sale, transfer or other disposition may be made without registration, or (iii) pursuant to a "no action" letter from the Securities and Exchange Commission. Optionee has been advised and understands that the Shares must be held indefinitely unless they are registered for resale under the 1933 Act or an exemption from registration is available and that the Company is under no obligation to take any action which would make available to the holder any exemption from registration. In the event any Option hereunder terminates during a period during which the Shares are not registered pursuant to an S-8 Registration (or otherwise), the termination of such Option shall be suspended until 90 days after such registration has become effective. With respect to Shares registered for resale under the 1933 Act, the Company will provide Optionee with customary indemnification agreements from liability arising under the 1933 Act and related laws and regulations.

  8. Right to Terminate Employment. This Agreement does not constitute a contract of, or an implied promise to continue, Optionee's employment or status with the Company or any subsidiary of the Company; and nothing contained in this Agreement shall confer upon Optionee the right to continue such employment or status; nor does this Agreement affect the right of the Company to terminate Optionee's employment at any time. Optionee shall have no rights in the benefits conferred by the Option or in any Shares except to the extent the Option is exercised while vested and prior to termination. Termination of the Option by reason of rightful termination of employment shall give no rise for any claim for damages by Optionee under this Agreement and shall be without prejudice to any rights or remedies which the Company or any subsidiary of the Company may have against Optionee.

  9. Adjustment.

  9.1. In the event of any subdivision (stock split) or consolidation (reverse split) of the issued Common Stock of the Company, or any other recapitalization of the Company, or any business combination or other transaction involving the Company, which shall substantially affect the rights of holders of Common Stock, the Board or the Committee shall make such appropriate adjustments to the number of Shares and price per Share covered by the Option, and any other rights under the Option, as deemed appropriate by the Board or the Committee, as the case may be (whose good faith determination shall be absolute and binding upon Optionee), to provide Optionee with a benefit equivalent to that to which Optionee would have been entitled if such event had not occurred; provided, however, that if, as a result of such event, the Common Stock is no longer publicly traded, the Board or the Committee shall make such appropriate adjustments to the unvested portion of the Option, as deemed appropriate by the Board or the Committee, as the case may be (whose good faith determination shall be absolute and binding upon Optionee), to provide Optionee with a benefit equivalent to that to which Optionee would have been entitled if Optionee would have had the right to exercise any unvested portion of the Option immediately prior to such event. The Committee or the Board, as the case may be, shall provide for appropriate adjustment of the Option in the event of stock dividends or distributions of assets or securities of other companies owned by the Company to stockholders relating to Common Stock for which the record date is prior to the date the Shares purchased by exercise of the Option are issued or transferred, except that no such adjustment shall be made for cash dividends or stock dividends of 10% or less (cumulatively, in the aggregate).

  9.2. In the event of a change in the presently authorized Common Stock of the Company which is limited to a change of all of its presently authorized shares of Common Stock with par value into the same number of shares without par value, or any change of all of the then authorized shares of Common Stock with par value into the same number of shares with a different par value, the shares resulting from any such change shall be deemed to be Shares as defined in
Section 1, and no change in the number of shares covered by the Option or in the Option price shall take place.

  10. Taxes. If the Company shall be required to withhold any amounts by reason of any federal, state or local tax rules or regulations in respect of the payment of cash or the issuance of Shares pursuant to the exercise of the Option, the Company shall be entitled to deduct and withhold such amounts from any cash payments to be made to Optionee. In any event, Optionee shall make available to the Company, promptly when requested by the Company, sufficient funds or Shares (consistent with practices permitted by the Committee) to meet such withholding obligations.

  11. Notices. Each notice relating to this Agreement shall be in writing and delivered in person or by certified mail to the proper address. Each notice to the Company shall be addressed to it at its principal office, attention of the Chief Financial Officer, with a copy to the Secretary. Each notice to Optionee (or other person or persons then entitled to exercise the Option) shall be addressed to Optionee (or such other person or persons) at Optionee's most recent address on the books of the Company. Anyone to whom a notice may be given under this Agreement may designate a new address by notice to that effect. Each notice shall be deemed to have been given on the day it is received.

  12. Benefits of Agreement. This Agreement shall inure to the benefit of and be binding upon each successor of the Company. Subject to Section 2.3, rights granted to the Company under this Agreement shall be binding upon Optionee's personal representatives and heirs at law.

  13. Source of Rights. This Agreement shall be the sole and exclusive source of any and all rights which Optionee, and Optionee's personal representatives or heirs at law, may have in respect of the Option as granted hereunder. In the event of any conflict between the provisions of an Employment Agreement, if any, and of this Agreement, the provisions of such Employment Agreement shall prevail.

  14. Captions. The captions contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

  15. Interpretation and Construction. The Option shall be administered by the Committee. The Committee shall have authority to interpret and construe the terms of the Option, to make all determinations necessary or advisable for the administration of the Option (including determinations relating to the delivery of shares of Common Stock in payment of the purchase price of the Shares covered by the Option and any tax withholding obligations, subject to compliance with any applicable rules promulgated under Section 16 of the Exchange Act). The good faith interpretation and construction by the Board or by the Committee of any provision of this Agreement shall be final and conclusive and binding on the parties hereto.

  16. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New Jersey without regard to any principles of conflict of laws.

                                   EXECUTION

  The parties signed this Agreement as of the day and year first above written, whereupon it became binding in accordance with its terms.

                                          SYNETIC, INC.

                                          By: _________________________________
                                            Name:
                                            Title:
                                          -------------------------------------
                                          [Name of Optionee]

                                 SYNETIC, INC.
 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SYNETIC, INC.

  The undersigned hereby appoints James V. Manning, Charles A. Mele and Albert
M. Weis, and each of them, as the true and lawful agents and proxies of the undersigned, with full power of substitution, to represent the undersigned and to vote all shares of stock which the undersigned is entitled in any capacity to vote at the Annual Meeting of Stockholders of SYNETIC, INC. (the "Company") to be held at the Peninsula Hotel, 700 Fifth Avenue (at 55th Street), New York, New York 10019, at 9:30 A.M., local time, on May 17, 1995 and at any and all adjournments and postponements thereof, on the matters set forth below, and, in their discretion, upon all matters incident to the conduct of the Annual Meeting and upon such other matters as may properly be brought before the meeting. This proxy revokes all prior proxies given by the undersigned. Receipt of the Notice of Meeting and Proxy Statement is hereby acknowledged.

  To indicate voting direction, please mark chosen boxes [X] in blue or black ink. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR LISTED BELOW (ALLOCATING VOTES EVENLY AMONG THE FOUR NOMINEES) AND FOR PROPOSAL II AND FOR PROPOSAL III.

         THE DIRECTORS RECOMMEND A VOTE FOR ELECTION OF ALL NOMINEES.

I. ELECTION OF DIRECTORS FOR THREE-YEAR TERMS EXPIRING AT 1997 ANNUAL MEETING
   Nominees: Ray E. Hannah, Roger H. Licht, Per G.H. Lofberg and Herman
   Sarkowsky

   [_] VOTE FOR all nominees listed         [_] VOTE WITHHELD from all
       above (except as marked to the           nominees listed above
       contrary below)

 ---------------------------------------------------------------------------
 (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided above. To allocate votes among nominees under the provisions for cumulative voting described in the accompanying Proxy Statement, specify voting instructions in the space provided above.)

                          (Continued on reverse side)

                         (Continued from reverse side)

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SYNETIC, INC.

     THE DIRECTORS RECOMMEND A VOTE FOR PROPOSAL II AND FOR PROPOSAL III.

II. To ratify and approve the grant, on December 7, 1994, of options to acquire an aggregate of 830,000 shares of the common stock of the Company, $.01 par value, to certain officers of the Company.
                   [_] FOR     [_] AGAINST     [_] ABSTAIN

III. To ratify the appointment of Arthur Andersen LLP as the independent public auditors of the Company for the fiscal year ending June 30, 1995.
                   [_] FOR     [_] AGAINST     [_] ABSTAIN

                                               (Joint owners should EACH
                                               sign. Please sign EXACTLY as
                                               your name(s) appear(s) on this
                                               card. When signing as
                                               attorney, trustee, executor,
                                               administrator, guardian or
                                               corporate officer, please give
                                               your FULL title below.)


                                               -------------------------------
                                                    (TITLE OR AUTHORITY)

                                               -------------------------------
                                                          SIGNATURE

                                               -------------------------------
                                                          SIGNATURE

                                               Date: _________________________

    Please Sign, Date, and Mail the Proxy Card Promptly Using the Enclosed
                                   Envelope.